HERMAN MILLER, INC., SUBSIDIARIES

EXHIBIT 21

HERMAN MILLER, INC., SUBSIDIARIES
The company’s principal subsidiaries are as follows:

Name	Ownership	Jurisdiction of Incorporation

Coro Acquisition Corporation	100% company	California

Coro Services, Inc.	100% company	Michigan

Corporate Vision Interiors, Inc.	100% company	Illinois

G. West Brooks, Inc.	100% company	California

Geiger Worldwide, Inc.	100% company	Georgia

Herman Miller (Australia) Pty., Ltd.	100% company	Australia

Herman Miller B.V. (Netherlands)	100% company	Netherlands

Herman Miller Canada, Inc.	100% company	Canada

Herman Miller Ltd. Niederlassung Deutschland, Inc.	100% company	Germany

Herman Miller Et Cie	100% company	France

Herman Miller Italia S.p.A	100% company	Italy

Herman Miller Japan, Ltd.	100% company	Japan

Herman Miller Limited	100% company	England, U.K.

Herman Miller Mexico S.A. de C.V.	100% company	Mexico

Herman Miller Transportation Company	100% company	Michigan

HMI Liquidating Company	100% company	Michigan

Integrated Metal Technology, Inc.	100% company	Michigan

Meridian Incorporated	100% company	Michigan

Milcare, Inc.	100% company	Michigan

Milsure Insurance Limited	100% company	Barbados

Miller SQA, Inc.	100% company	Michigan

National Systems, Inc.	100% company	Georgia

W.B. Wood N.Y., Inc.	100% company	New York

Office Pavilion South Florida, Inc.	100% company	Florida

OP Corporate Furnishings, Inc.	100% company	Texas

OP Ventures, Inc.	100% company	Colorado

OP Ventures of Texas, Inc.	100% company	Texas

Powder Coat Technology, Inc.	100% company	Michigan

The Resource Alliance, Inc.	100% company	Canada

Workstyles, Inc.	100% company	Ohio

Workplace Resource, Inc.	100% company	Missouri

Marshall Clegg/Associates, Inc.	100% company	Texas